Exhibit 10.01

TECHNOLOGY TRANSFER AGREEMENT

&
License agreement

Date: 1st February 2013.

Between:

Licensor

SWISS WATER TECH Research & Development SA (SWATE) whose registered office is at Puits- Godet 6A —2000 Neuchâtel Switzerland and registrationt/fiscal number is CH-645-4109166-9 and:

Licensee

EUROSPORT ACTIVE WORLD CORP (EAWC) whose registered office is at 2000 Ponce de Leon Blvd/6th Floor, 33134 Miami Florida United States of America (USA) and registration/fiscal number FEIN: 650 913 886

Both parties declare a mutual I recognition of their capacity to undertake the following:

I.         That the company (hereafter, “EAWC”) owns the Rights to sell, manufacture and use trademarks of certain technologies and system/concepts. It therefore has full rights for the exploitation of the said patents, to pass on the appropriate information necessary for the aforementioned exploitation, and to authorize SWATE for inclusion of the technologies into products manufactured and develop new systems/concepts for the use of EAWC to manufacture and sell – distribute - .

II.          That the company EAWC wish to obtain a license to manufacture, use arid sell the new developed products from SWATE.

Both Parties agree to the following:

Article 1.	Object

The object of the present agreement of technology transfer is: a) the license to manufacture the products described in Annex 1; b) all know-how and technical assistance necessary for the exploitation of the said patents and the manufacture of the aforementioned products; c) the use of the trademarks as set out in Annex 1, for products manufactured under license.

Article 2.	Territory

The licensed lights of patent, trademark and know-how granted by SWATE to the EAWC (Licensee) shall be valid within the territory/projects of EAWC. The Licensee shall not exploit the licensed technology, nor shall it sell products manufactured under license, in countries covered by parallel patents as set out in Annex 1 for a period of 10 years as from the date on which the said products were first put on sale in the territory described in the present agree ment.

Article 3.	Technology

Alternative B. The license is granted in a non — exclusively agreement for the applications & technologies.

Article 4.	Exclusivity

The license of patents and trademarks shall not be exclusive. The Licensor may exploit the said licenses itself. commercialize the products under license, and grant licenses to third parties in the territory described in the present Agreement for the duration of the same. It shall also be entitled to enter into agreements granting the know-how related to the said licenses. Nevertheless, should more favorable conditions be granted to another licensee in the same territory, the Licensor “should” be obliged to grant the same conditions to the Licensee. No technologies will be sold or granted to direct competitors of EAWC.

Article 5.	Obligations of the Licensor

The following are obligations to be assumed by the Licensor: a) to provide the Licensee all designs, plans, technical documents and know-how necessary for the manufacture of the products; b) to supply the Licensee with all materials and components, as well as the technical assistance and personnel training necessary for compliance with the present agreement. The cost of such materials and actions shall be borne by the Licensee, and if necessary, shall be stipulated in an Annex to the present agreement; c) to inform and make available to the Licensee any modification or perfection involving improvements to the products under license for the term of the present agreement. The Parties shall reach agreement as to whether such improvements require an increase in the royalties stipulated in the present agreement; d) to keep in force all patents and trade marks on which this agreement is based; otherwise, to give 3 months’ warning to the Licensee before their expiry as to the legal proceedings necessary to conserve their validity.

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Article 6.	Obligations of the Licensee

The following are obligations to be assumed by the Licensee: a) to manufacture the licensed products to a standard of quality equal to those manufactured directly by the Licensor, thereby authorizing the Licensor to make quality control tests of such products; to) to communicate to the Licensor any modification, perfection or new applications of the licensed technology; c) not to manufacture or sell products which may compete with those covered by the license, nor products of companies competing with the Licensor; d) to protect the technology transferred from the actions of third parties within the territory, and to give due information to the Licensor as to any violation of which it may become aware.

Article 7.	Front-end fee

In exchange for the use of the new developed system’s & concept’s, license of patent and trademark, the Licensee shall pay the Licensor the sum of $6 million as front-end fee. This amount shall be paid on the signing of the agreement arid shall not be returnable. It can be paid with 6 million-underwriter shares (valuated with $1) Every 12 month after signature of the contract, EAWC (The licensee) agree to pay 5 million Swiss Franks (five-million-CHF) to the licensor SWATE for the use and transfer of new developed technologies. Plus 5% of the revenue as royalty fee for the technology service of SWATE.

Article 8.	Royalties

The Licensee shall pay the Licensor royalties of:

The Sum of CHI 5 million to be paid annually., with an increase of 10% for each year of the 10 year term.

Article 9.	Minimum royalties

The minimum royalties to he paid by the Licensee to the Licensor shall be no less than the following amounts:

For the first year of the Agreement: CHF 5 million + the 5% of the revenue, but not less than CHF 500,000.

For the second year of the Agreement: The annual[ fee +5% of the revenue but not less as $1 million in royalties.

For the third and following years: The annual fee + 5% of the revenue, but not less than $2 million.

Should the Agreement be ended before the end of any year, the minimum royalties shall be reduced proportionately. The minimum royalties shall be paid -within one month of the end of each year of the term of the agreement.

Article 10.	Date for payment of royalties

The payment of royalties shall be made every Quarter year, The Licensee shall send to the Licensor complete details as to the transactions carried out, within one month of the end of the quarter in question. The Licensor shall send an invoice to this end to the Licensee, and payment shall be made in no more than ten calendar days thereafter.

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Article 11.	Currency for payment of royalties

The payment of royalties shall be made in Swiss Franks. The applicable exchange rate between this currency and the currency in which transactions are effected shall be that of the date on which the Licensee invoices its customer, where the payment is to be made transaction by transaction; or that of the last working day of the quarter or year, where royalties are to be paid quarterly or annually.

Article 12.	Taxation

The Licensor or Licensee shall be liable for direct and indirect taxation to be paid in the country of the Licensee arising from payments made to the Licensor according to the present Agreement. Where there exists agreement on double taxation between the countries of the Licensor and the Licensee, the Licensee may reclaim the appropriate taxation on condition that it send to the Licensor all the invoices and fiscal documents which may be required by the fiscal authorities of the Licensor’s country.

Article 13.	Prohibition of concession

The Licensee shall not concede the use of the licenses without prior written consent from the Licensor.

Article 14.	Sub-licenses

The Licensor may authorize the Licensee to issue sub-licenses for the application of the patent and/or use of the trademark, on condition that the sub-licensee is subject to the terms and conditions of the present Agreement. The actions of the sub-licensee shall not exonerate the Licensor from the rights and obligations undertaken under the present Agreement.

Article 15.	Subcontracting

The Licensee shall not, without written consent from the Licensor, subcontract the manufacture of products involving the use of the technology licensed by the present agreement.

Article 16.	Registration of patents and trade marks

Each Party shall be entitled to request the registration of the licenses of patents and trademarks, on condition that such action is possible under the law of the country in which the license is to be used. Each Party shall concede, when necessary, the powers of representation required to this end. The costs and fees of registration shall be borne by the Party, which requests it.

Article 17.	Mention of Licensor and labeling

The Licensee shall mention on all products, which it manufactures under license and supplies to its customers, the following text: Manufactured under license of SWATE. The said text shall be included on the labeling of all products sold through retail outlets.

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Article 18.	Registration of transactions

The Licensee shall keep account of all transactions effected under license, in which there shall be explicit and accurate mention of the number of products manufactured and sold, the reference numbers given to each as well as any other indications, particularly those pertaining to the price of sale to customers, required for the calculation of royalties payable.

Article 19.	Control of transactions

The Licensor shall be entitled to inspect the register of transactions made by the Licensee and their correspondence to the latter’s general accounting activities. The cost of such inspection shall be borne by the Licensor, but shall be repaid by the Licensee where the inspection is prolonged or repeated on account of accounting errors made by the Licensee or where transactions exceeding 10% of the amounts declared by the Licensee are detected.

Article 20.	Entry into force and term of agreement

The agreement shall enter into force, once signed by the Parties, the date written above. Where the validity of the agreement or payments are subject to any kind of official registration or prior authorization, the date of the said registration or authorization shall be the date of entry into force of the present agreement. The agreement will have a term of 10 years, unless the Parties decide to extend it by means of a later written agreement

Article 21.	Termination of agreement

Either party may terminate the present Agreement, owing to the default or violation by the other Party of any of the agreements established herein, or through the undertaking of any justified legal action pertaining to laws applicable hereto. The following shall also be causes for the termination of the present agreement: a) the failure to effect necessary prior registration or authorization within 3 months of the signing of the present agreement; b) the contesting of the licensed technology or know-how; c) any changes in the constitution or ownership of either Party which may affect significantly the results which the other Party may reasonably expect to obtain from the present agreement. In any scenario, the Licensee has to pay the outstanding licensee fee with an average revenue fee of the royalties for the remaining time period of the original agreement. The licensor will terminate the right to use, build or sell the SWATE Technologies within 90 days after termination of the agreement.

Article 22.	Completion of agreement

On completion of the present Agreement, the Licensee shall not manufacture the licensed products nor reveal to any third party the licensed technology acquired from the Licensor. This shall remain in force for as long as the licensed patents and know-how continue to be valid.

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Article 23.	Confidentiality

The Licensee undertakes, for the term of the present agreement and beyond its completion, not to communicate to third parties any technical, commercial or financial information provided by the Licensor. On completion of the agreement, all documentation supplied shall be returned. Similarly, the Licensee shall require all its employees who may have access to the documentation and information provided by the Licensor to treat the same as secret and not pass it on to any third parties. The duty of confidentiality of employees shall go beyond the end at their employment or contractual relationship with the Licensee.

Article 24.	Applicable law and competent jurisdiction

Any disagreement which may arise from the present Agreement shall be resolved by the Courts and Tribunals of the Licensor’s country, and particularly, those of the local authorities where its headquarters is located, unless this Party should take legal action in the Courts and Tribunals where the Licensee’s headquarters is located.

Article 25.	Language

English, and is therefore considered to be the only authentic text for all legal effects.

Both Parties declare their conformity to the present agreement, which is signed in two copies, each of which shall be considered an original.

Signed by a duly authorized representative at the Licensor and the Licensee.

For and on behalf of the Licensor	For and on behalf of the Licensee

/s/ Irma Velazquez	/s/ Ralph Hofmeier
Mrs. Irma Velazquez, MSc	Mr. Ralph Hofmeier
CEO – SWATE	CEO – Eurosport Active World Corp (EAWC)

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ANNEX 1.	PATENTS AND TRADEMARKS
(Articles 1 and 2)

PATENTS
Registration number	Registration office (county)	Countries covered
Will follow ..........	Switzerland	Global

TRADE MARKS
Name	Registration number	Registration office (Country)	Countries covered
SWATE PLASMA SWATS AWG SWATS SPWPS	Will follow…	Switzerland	Global

ANNEX 2.	PRODUCTS
(Article 1)

Product	Uses and applications
Plasma Converter system	Powered by electricity that causes the dissociation (breaking apart) of the molecular bonds of solid, liquid and gaseous compounds or materials of both hazardous and nonhazardous wastes (feedstock) organic and inorganic. The operation’s daily output, could be hundreds of thousands Kilowatt hours, millions of gallons drinking water and millions of cubic feet of valuable hydrogen gas for sustainable power generation. In that typical 1000 tons-per-day operation. The PCS is safetly managed by computer and customized as per Project needs assessment.

Product	Uses and applications
Solar Power Water Purification system	A high volume water purification solution utilizing solar, photovoltaic energy and, when applicable, a mini-windmill or an alternate source of renewable energy. From the sea, lake, river or stagnant, water is passed through several stages of purification and treatment until it is rendered drinkable as per World Health Organization standards. Its innovative design allows its implementation in a challenging geographical locations.

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Product	Uses and applications
Atmosphere Water Generator

Powered by a renewable energy solutions the AWG produces pure potable water from the air’s humidity. The system produces sufficient quantities even at very dry and hot climate conditions. AWG plants can be scaled to almost any size community and/or population.

The machines employed suck in large volumes of air, cool it down to the dew point and collect the resulting condensing water, which is then filtered and mineralized. Through this process, pure drinking water is obtained that meets the quality standards of the WHO.

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